Exhibit 99

OUACHITA BANCSHARES CORP.

909 North 18th Street

Monroe, Louisiana 71201

March 10, 2014

Dear [Shareholder’s Name],

As you may already be aware, the Board of Directors of Ouachita Bancshares Corp. (“Ouachita Bancshares”) has approved and recommended to its shareholders a merger transaction whereby Ouachita Bancshares will be combined with BancorpSouth, Inc. (“BancorpSouth”), the parent bank holding company for BancorpSouth Bank, headquartered in Tupelo, Mississippi. As more fully described in the accompanying Proxy Statement/Prospectus, if the proposed merger transaction is completed, all of the outstanding shares of Ouachita Bancshares common stock will be converted into a right to receive a combination of cash and shares of BancorpSouth common stock having an aggregate value of not less than $99,000,000 and not more than $112,000,000, depending on the market value of BancorpSouth common stock prior to closing and to certain other adjustments as described in the accompanying Proxy Statement/Prospectus. This translates to an approximate equivalent aggregate value of between $116.13 and $131.39 per share of Ouachita Bancshares common stock.

We intend to present the Agreement and Plan of Reorganization dated January 8, 2014, by and between Ouachita Bancshares and BancorpSouth (the “Merger Agreement”), and the transactions contemplated by the Merger Agreement to our shareholders at a special meeting to be held on April 8, 2014, at 2:00 p.m. Central Time at the Bayou DeSiard Country Club located at 3501 Forsythe Avenue, Monroe, Louisiana 71201. To complete the merger transaction, the Merger Agreement must be approved by the holders of at least a majority of the outstanding shares of Ouachita Bancshares common stock that are present in person or by proxy at the special meeting. Our board of directors believes that this transaction is in the best interests of Ouachita Bancshares and its shareholders and unanimously recommends that our shareholders vote “FOR” the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

As you know, I have recently retired from Ouachita Bancshares. Accordingly, I am no longer keeping regular office hours. However, if you have any questions regarding this proposed transaction, please do not hesitate to contact me at home at (318) 361-0440 or by cell at (318) 348-8843. Alternatively, you can also contact our CEO, Kevin Koh, at (318) 338-3000.

I have been honored to serve as the Chairman and CEO of our company over the last 17 years and I thank you for the confidence you have placed in me, the Board, and the officers and employees of Ouachita Independent Bank.

Sincerely,

OUACHITA BANCHSHARES CORP.

/s/ CLYDE R. WHITE
Clyde R. White
Chairman of the Board

In connection with the proposed merger of Ouachita Bancshares Corp. with and into BancorpSouth (NYSE: BXS), BancorpSouth filed a registration statement on Form S-4 with the Securities and Exchange Commission (Registration Statement No. 333-193912). Shareholders of Ouachita Bancshares Corp. are encouraged to read the registration statement in its entirety, including the proxy statement/prospectus that are a part of the registration statement, because it contains important information about the merger, BancorpSouth and Ouachita Bancshares Corp. The proxy statement/prospectus and other relevant documents are available for free on the SEC’s website (www.sec.gov), and the proxy statement/prospectus are also available without charge from the Corporate Secretary of each of BancorpSouth and Ouachita Bancshares Corp. upon request.